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                                                                    EXHIBIT 99.1


DUKE ENERGY FIELD SERVICES ANNOUNCES JOHN JACKSON AS CHIEF FINANCIAL OFFICER

DENVER, Jan. 26 /PRNewswire/ -- Duke Energy Field Services (DEFS) today announced it has promoted John Jackson to vice president and chief financial officer. The move is effective Feb. 21.

Jackson, 42, joined DEFS in April 1999 as controller as a result of the DEFS acquisition of UPFuels. He will fill the position held by David Frederick, who has elected to retire Feb. 20.

During Jackson's 18 years at Union Pacific Resources, he served in several key financial positions including treasurer during the UPR initial public offering in 1995. He subsequently became controller of UPR and held the position of chief financial officer for UPFuels from July 1997 until the 1999 DEFS acquisition.

"John is a qualified executive with a significant amount of finance, strategic planning and merger and acquisition expertise," said Jim Mogg, chairman, president and chief executive officer of DEFS. "I am confident in his abilities as he assumes his new role."

A certified public accountant, Jackson earned a bachelor's degree in accounting from Baylor University. He and his wife Nancy have two children.

DEFS, headquartered in Denver, Colo., is a midstream energy company that gathers, processes, transports, markets and stores natural gas and produces, transports and markets natural gas liquids (NGLs). The company is one of the nation's largest natural gas gatherers, the largest producer of NGLs and one of the largest NGL marketers. DEFS operates in 11 states and across five of the largest natural gas producing regions in North America. The company owns and operates 71 plants and 57,000 miles of pipeline, and its operating territory extends from western Canada to the Gulf Coast.

DEFS was formed by combining the Duke Energy and Phillips Petroleum natural gas gathering and processing businesses. Duke Energy owns approximately 70 percent of the joint venture and Phillips Petroleum owns about 30 percent. More information is available about the company at www.defs.com.

Phillips is an integrated petroleum company with interests around the world. Founded in Bartlesville, Okla., in 1917, the company has 12,400 employees and $20.6 billion of assets, and had $21.2 billion of revenues in 2000.

Duke Energy, (NYSE: DUK - news) a diversified multinational energy company, creates value for customers and shareholders through an integrated network of energy assets and expertise. Duke Energy manages a dynamic portfolio of natural gas and electric supply, delivery and trading businesses -- generating revenues of more than $49 billion in 2000. Duke Energy, headquartered in Charlotte, N.C., is a Fortune 100 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com.

Contact: Liz Johnson of Duke Energy Corporation, 713-627-5011, or 24-hour, 704-382-8333.